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                                                                 EXHIBIT (c)(1)




                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                              APPLIED POWER INC.,

                                   TVPA CORP.

                                      AND

                            VERSA TECHNOLOGIES, INC.





                         Dated as of September 2, 1997
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                               TABLE OF CONTENTS

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
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE I        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Acquisition and Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.3     Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.4     Blair  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5     Buildings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.6     CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.7     Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.8     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.9     Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.10    Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.11    Company Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.12    Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.13    Company SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.14    Company Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.15    Company Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.16    Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.17    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.18    DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.19    Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.20    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.21    Effective Time of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.22    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.23    Environmental Claim, Environmental Hazardous Materials, Environmental
                 Laws, Environmental Permits and Environmental Release  . . . . . . . . . . . . . . . .    3
         1.24    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.25    Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.26    Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.27    Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.28    Existing Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.29    Existing Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.30    Existing Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.31    Existing Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.32    HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.33    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.34    Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.35    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

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
         1.36    Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.37    Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.38    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.39    Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.40    Minimum Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.41    Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.42    Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.43    Offer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.44    Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.45    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.46    Per Share Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.47    Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.48    Product Liability Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.49    Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.50    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.51    Representatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.52    Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.53    Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.54    Schedule 14D-9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.55    SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.56    Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.57    Special Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.58    Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.59    Superior Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.60    Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE II       THE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.1     The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.2     Company Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8


ARTICLE III      THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.2     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.3     Effective Time of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.4     Conversion of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.5     Newco Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.6     Exchange of Company Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.7     Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.8     Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.9     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
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
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
         3.10    Rights Agreement; Certificate of Incorporation Provision . . . . . . . . . . . . . . .   13
         3.11    Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE IV       OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.1     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.2     Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.3     Duties Concerning Representations and Covenants  . . . . . . . . . . . . . . . . . . .   15
         4.4     Deliveries of Information; Consultation  . . . . . . . . . . . . . . . . . . . . . . .   16
         4.5     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.6     Legal Conditions to Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         4.7     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         4.8     Indemnification of Company Directors and Officers; Directors
                 and Officers Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.9     Company Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.10    Deferred Compensation Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . .   21
         5.1     Organization; Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         5.3     Authorization; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.4     No Violation or Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         5.5     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.7     Company SEC Reports and Books and Records  . . . . . . . . . . . . . . . . . . . . . .   23
         5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         5.9     Contingent and Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . .   24
         5.10    Existing Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         5.11    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.12    No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.13    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.14    Patents, Trademarks and Like Assets  . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.15    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.16    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.17    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.18    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.19    No Pending Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.20    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.21    Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.22    Opinion of Financial Adviser . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.23    Takeover Statutes; Certificate of Incorporation Provision  . . . . . . . . . . . . . .   31
         5.24    Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
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
         5.25    Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.26    Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.27    Product Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.28    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE VI       REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO . . . . . . . . . . . . . . . . . .   34
         6.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.2     Authorization; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.3     No Violation or Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.4     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.5     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.6     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.7     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.8     Offer Documents; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.9     Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE VII      CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER  . . . . . . . . . . . . . . . .   36
         7.1     Carry on in Regular Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.2     Use of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.4     Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.5     Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.6     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.7     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.8     Preservation of Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.9     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.11    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.12    Dividends; Redemptions; Issuance of Stock  . . . . . . . . . . . . . . . . . . . . . .   37
         7.13    No Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.14    Dissolution; Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         7.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE VIII     CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . .   38
         8.1     Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.2     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.3     The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.4     Approval of Company Shareholders; Certificate of Merger  . . . . . . . . . . . . . . .   38
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
ARTICLE IX       TERMINATION; MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.2     Rights on Termination; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.3     Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . .   40
         9.4     Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.5     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.7     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.8     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.9     Counterparts; Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.10    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.12    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.13    No Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.14    Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
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

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made as of this 2nd day of September, 1997 by and among APPLIED POWER INC., a Wisconsin corporation
("Parent"), TVPA CORP., a Delaware corporation ("Newco"), and VERSA
TECHNOLOGIES, INC., a Delaware corporation (the "Company").


                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have each determined that it is advisable and in the best interests of each such respective entity and their shareholders for Newco to commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined below), together with the corresponding Rights (as defined below), at a price of $24.625 per share (the "Offer") and, following the consummation of the Offer, to merge Newco with and into the Company (the "Merger"); and

         WHEREAS, the Board of Directors of the Company has unanimously (i) approved the Offer and the Merger, (ii) determined that the Offer and the Merger are in the best interests of the Company Shareholders, and (iii) approved and adopted this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1 "Acquisition" and "Acquisition Proposal" shall have the meanings specified in Section 4.5(a) of this Agreement.

         1.2 "Affiliates" shall mean all Persons who are affiliates of the Company, Purchaser or Newco, as the case may be, including all directors, executive officers and 5% or more shareholders.

         1.3 "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and the Disclosure Schedule attached hereto, as the same may be amended from time to time in accordance with the terms hereof.





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

         1.4     "Blair" shall mean William Blair & Co., L.L.C.

         1.5 "Buildings" shall mean all buildings, fixtures, structures and improvements used by the Company and the Subsidiaries and located on the Real
Estate.

         1.6     "CERCLA" shall mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. Section 9601, et seq., and the rules, regulations and orders promulgated thereunder.

         1.7 "Certificate of Merger" shall mean the appropriate Certificate of Merger to be filed with the Delaware Secretary of State in connection with the Merger.

         1.8     "Closing Date" shall mean:

                 (a) That date following consummation of the Offer which is the first business day after satisfaction (or waiver) of all of the conditions set forth in Article VIII; or

                 (b) Such other date as the parties may mutually agree to in writing.

         1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

         1.10 "Company" shall mean Versa Technologies, Inc., a Delaware corporation.

         1.11    "Company Certificates" shall have the meaning specified in
Section 3.6(b)(i).

         1.12 "Company Common Stock" shall mean all of the issued and outstanding shares of common stock, $.01 par value per share, of the Company.

         1.13    "Company SEC Reports" shall mean: (a) Annual Reports on Form
10-K for the years ended March 31, 1994, 1995, 1996 and 1997 (including any amendments thereto) and related Annual Reports to Shareholders; (b) Quarterly
Reports on Form 10-Q for the quarters ended June 30, 1994, September 30, 1994,
December 31, 1994, June 30, 1995, September 30, 1995, December 31, 1995, June
30, 1996, September 30, 1996, December 31, 1996, and June 30, 1997; (c) Proxy
Statements dated June 19, 1995, June 17, 1996 and June 16, 1997; (d) the
Current Report on Form 8-K dated January 8, 1997; (e) two registration statements on Form S-8, each filed on December 2, 1996; (f) the registration statement on Form S-3 filed on November 18, 1994 and the related prospectus for the Company's Stock Purchase and Dividend Reinvestment Plan dated January 27,
1995; and (g) all documents filed by the Company with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

         1.14 "Company Shareholders" shall mean all Persons owning shares of Company Common Stock on the relevant date.





                                       2

         1.15 "Company Special Meeting" shall mean a special meeting of the Company Shareholders for the purpose of considering the Merger, this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable.

         1.16 "Confidentiality Agreement" shall mean the non-disclosure agreement between Parent and the Company dated June 9, 1997.

         1.17 "Contracts" shall mean all of the material contracts, agreements, leases and commitments, written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, including but not limited to those Contracts listed and described on the Disclosure Schedule.

         1.18 "DGCL" shall mean the Delaware General Corporation law, as the same may be in effect from time to time.

         1.19 "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement.

         1.20    "Dissenting Shares" shall have the meaning specified in
Section 3.9.

         1.21    "Effective Time of Merger" shall have the meaning specified in
Section 3.3 of this Agreement.

         1.22 "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit or welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the Company or the Subsidiaries.

         1.23 "Environmental Claim," "Environmental Hazardous Materials," "Environmental Laws," "Environmental Permits" and "Environmental Release" shall have the meanings specified in Section 5.25 of this Agreement.

         1.24 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

         1.25 "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

         1.26    "Exchange Agent" shall have the meaning specified in Section
3.6(a).

         1.27    "Exchange Fund" shall have the meaning specified in Section
3.6(a).

         1.28 "Existing Contracts" shall mean those Contracts which are listed and briefly described on the Disclosure Schedule.

         1.29 "Existing Liens" shall mean all Liens affecting a material amount of the assets or properties of the Company or any Subsidiary on the date of this Agreement, all of which are listed and briefly described on the Disclosure Schedule.

         1.30 "Existing Litigation" shall mean all pending or threatened suits, audit inquiries, workers compensation claims, product warranty claims, litigation, arbitrations, proceedings, governmental investigations, labor grievances, citations and actions of any kind against the Company or any Subsidiary, all of which are listed and briefly described on the Disclosure Schedule.

         1.31 "Existing Plans" shall mean all Employee Benefit Plans of the Company and the Subsidiaries, all of which are listed and briefly described on the Disclosure Schedule.

         1.32 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

         1.33 "Indebtedness" shall mean all liabilities or obligations of the Company or any Subsidiary, whether primary or secondary or absolute or contingent, all of which are set forth on the Disclosure Schedule: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the Company

         1.34    "Indemnified Parties" shall have the meaning specified in
Section 4.8(b).

         1.35 "Insurance Policies" shall mean all of the insurance policies currently in effect and owned by the Company, all of which are listed and briefly described on the Disclosure Schedule.

         1.36 "Lien" shall mean, with respect to any material amount of assets: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such assets.

         1.37 "Material Adverse Effect" shall mean a material adverse effect on the condition, business, assets, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or of Parent and Newco, taken as a whole, as the case may be.

         1.38 "Merger" shall mean the merger of Newco with and into the Company pursuant to this Agreement and the Certificate of Merger.

         1.39    "Merger Consideration" shall have the meaning in Section
3.4(a).

         1.40 "Minimum Condition" shall have the meaning in Section 2.1(a) of this Agreement.

         1.41 "Newco" shall mean TVPA Corp., a Delaware corporation and wholly-owned subsidiary of Parent.

         1.42 "Offer" shall have the meaning in Section 2.1(a) of this Agreement.

         1.43 "Offer Documents" shall have the meaning in Section 2.1(c) of this Agreement.

         1.44 "Parent" shall mean Applied Power Inc., a Wisconsin corporation.

         1.45 "Permits" shall mean all licenses, permits, approvals, franchises, qualifications, certificates, permissions, agreements and other orders and governmental or regulatory authorizations required for the conduct of the business of, and material to, the Company and the Subsidiaries. All such Permits are listed and briefly described on the Disclosure Schedule.

         1.46 "Per Share Amount" shall have the meaning specified in Section 2.1(a).

         1.47 "Person" shall mean a natural person, corporation, trust, partnership, governmental entity, agency or branch or a department thereof, or any other legal entity.

         1.48 "Product Liability Matters" shall mean any and all product recalls, and liabilities or obligations or damages of any kind for death, disease, or injury to Persons, businesses or property relating to the products designed, produced, distributed, sold or shipped by the Company or the Subsidiaries.

         1.49 "Proxy Statement" shall mean the proxy statement (if any) to be filed by the Company with the SEC and to be distributed to the Company Shareholders in connection with the Company Special Meeting and the approval of the Merger by the Company Shareholders.

         1.50 "Real Estate" shall mean the parcels of real property owned or leased by the Company or the Subsidiaries, all of which are identified in the Disclosure Schedule.

         1.51 "Representatives" shall have the meaning specified in Section 4.1(a).

         1.52    "Rights" shall have the meaning in the Rights Agreement.





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

         1.53 "Rights Agreement" shall mean the Rights Agreement dated as of December 13, 1988, as amended, between the Company and Firstar Trust Company, as Rights Agent.

         1.54    "Schedule 14D-9" shall have the meaning in Section 2.2(b).

         1.55    "SEC" shall mean the Securities and Exchange Commission.

         1.56 "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

         1.57    "Special Event" shall have the meaning specified in Section
4.5(a).

         1.58 "Subsidiary" shall mean any corporation or other entity, at least a majority of the outstanding capital stock or other equity interests of which shall at the time be owned by the Company directly or through one or more corporations or other entities which are themselves Subsidiaries.

         1.59    "Superior Proposal" shall have the meaning specified in
Section 4.5(a).

         1.60    "Surviving Corporation" shall have the meaning specified in
Section 3.1.


                                   ARTICLE II
                                   THE OFFER

         2.1     The Offer.

                 (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 hereof and none of the conditions set forth in paragraphs (a) through (g) of Annex A hereto shall have occurred or be existing, as promptly as reasonably practicable (but in any event within five business days from the initial public announcement of the execution of this Agreement), Parent shall cause Newco to commence an offer to purchase all outstanding shares of Company Common Stock, together with the corresponding Rights, at a price of $24.625 per share net to the seller in cash, without interest thereon (the "Per Share Amount"), which shall remain open for at least twenty (20) business days (the "Offer") and, subject to the conditions of the Offer, shall use its best efforts to consummate the Offer. Newco shall accept for payment shares of Company Common Stock which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer as provided in Section 2.1(b) hereof. The obligations of Newco to consummate the Offer, to accept for payment and to pay for any shares of Company Common Stock tendered shall be subject only to those conditions set forth in Annex A hereto, in addition to the condition that there be validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Company Common

Stock which constitutes at least a majority of the then outstanding shares of Company Common Stock entitled to vote, measured on a fully diluted basis (the "Minimum Condition").

                 (b) Parent and Newco expressly reserve the right to waive any condition set forth in Annex A hereto (except the Minimum Condition) without the consent of the Company, and to make any other changes in the terms and conditions of the Offer; provided, however, that neither Parent nor Newco will, without the prior written consent of the Board of Directors of the Company, decrease the amount or change the form of the consideration payable in the Offer, decrease the number of shares of Company Common Stock sought pursuant to the Offer, change the conditions to the Offer, impose additional conditions or terms to the Offer, amend or waive the Minimum Condition or amend any term of the Offer in any manner adverse to the Company Shareholders. Assuming the prior satisfaction or waiver of the conditions to the Offer, Parent and Newco covenant and agree to accept for payment and pay for, in accordance with the terms of the Offer, shares of Company Common Stock tendered pursuant to the Offer as soon as permitted to do so under applicable law. Notwithstanding the foregoing, Parent and Newco shall have the right to (i) extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Newco's obligation to accept for payment and pay for the shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 30 business days (for all such extensions) beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence.

                 (c) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Newco shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. Each of Parent, Newco and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Newco each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and, if necessary or appropriate, disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

         2.2     Company Actions.

                 (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of the Company Shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and that such approval constitutes the requisite approval of the Offer, this Agreement and the Merger for purposes of Section 203(a)(1) of the DGCL and for purposes of rendering Article ELEVENTH.A of the Company's Certificate of Incorporation inapplicable to the Offer and the Merger, and (iii) resolved to recommend that the Company Shareholders accept the Offer, tender their shares of Company Common Stock thereunder to Newco and approve and adopt this Agreement and the Merger; provided that such recommendation may be withdrawn, modified or amended if the Company reasonably determines in good faith, based on the written advice of outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents that Blair has rendered its opinion to the Company's Board of Directors in writing that the consideration to be received by the Company Shareholders in the Offer and the Merger, taken together, is fair to such shareholders from a financial point of view. The Company has been advised by each of its directors and executive officers that such Person intends to tender all shares of Company Common Stock owned by such Person pursuant to the Offer.

                 (b) The Company hereby agrees to file with the SEC as soon as reasonably practicable on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 2.2(a). The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. The Company, Parent and Newco each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw, modify or amend its recommendation if the Company reasonably determines in good faith, based on the written advice of outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

                 (c) In connection with the Offer, the Company will promptly furnish Parent and Newco with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Company Common Stock as of a recent date and will furnish the Parent and Newco with such information and assistance (including without limitation updated lists of Company Shareholders, mailing labels and lists of securities positions) as Parent, Newco or their agents may reasonably request in communicating the Offer to the Company Shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, Parent and Newco and each of their affiliates, associates and advisers shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will deliver to the Company all such information (and copies thereof) then in their possession.


                                  ARTICLE III
                                   THE MERGER

         3.1 The Merger. Subject to the terms and conditions of this Agreement, as of the Effective Time of Merger, Newco and the Company shall consummate the Merger in which (a) Newco will be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease;
(b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected and unimpaired by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall be pursuant to the provisions of, and shall be with the effect provided in, the applicable provisions of the DGCL.

         3.2     Effect of the Merger.

                 (a) The Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with law.

                 (b) The Bylaws of Newco, as in effect immediately prior to the Effective Time of Merger, shall be the Bylaws of the Surviving Corporation until amended in accordance with law.

                 (c) The directors of Newco at the Effective Time of Merger shall, from and after the Effective Time of Merger, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws then in effect.

                 (d) The officers of the Company at the Effective Time of Merger shall, from and after the Effective Time of Merger, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

         3.3 Effective Time of Merger. The parties hereto will cause the Certificate of Merger to be executed and filed on the Closing Date as provided in the DGCL. The Merger shall become effective on the date of the filing of the Certificate of Merger with the Delaware Secretary of State, or such other date as is agreed upon by the parties and specified in the Certificate of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger."

         3.4 Conversion of Company Common Stock. At the Effective Time of Merger, and without any action on the part of the holders thereof:

                 (a) Each share of Company Common Stock issued and outstanding at the Effective Time of Merger, together with the corresponding Right (other than shares and Rights owned by Parent, Newco, any wholly-owned subsidiaries of either of them or any wholly-owned subsidiary of the Company, or held in the treasury of the Company, or Dissenting Shares), shall be converted into the right to receive the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon surrender of the certificate formerly representing such share, and thereupon such share of Company Common Stock shall be canceled and retired and cease to exist.

                 (b) Any shares of capital stock of the Company that are held by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Newco or any wholly-owned subsidiaries of either of them or by any wholly-owned subsidiary of the Company at the Effective Time of Merger shall be canceled and retired and cease to exist.

         3.5 Newco Stock. Each outstanding share of capital stock of Newco issued and outstanding at the Effective Time of Merger shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one validly issued, fully paid and non- assessable share of common stock of the Surviving Corporation.

         3.6     Exchange of Company Certificates.

                 (a) Exchange Agent. As of the Effective Time of Merger, Parent shall deposit, or shall cause to be deposited, with such bank or trust company as may be designated by Parent (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock, the funds necessary to make the payments pursuant to Section 3.4 hereof (the "Exchange Fund"), and to make the appropriate payments, if any, to holders of Dissenting Shares. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Exchange Agent shall invest portions of the Exchange Fund as the Parent directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investor's Service Inc. or Standard & Poor's, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100 million (or in a money market mutual fund comprised of the foregoing). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                 (b)      Exchange Procedures.

                          (i)     As soon as reasonably practicable after the
Effective Time of Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of Merger represented outstanding shares of Company Common Stock (the "Company Certificates"): (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify; and (B) instructions to effect the surrender of the Company Certificates for payment therefor.

                          (ii)    Upon surrender of a Company Certificate for
cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such Company Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate, and such Company Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Company Certificates. If payment is to be made to a Person other than the Person in whose name the Company Certificate surrendered is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Company Certificate surrendered (or establish to the satisfaction of Parent that such tax has been paid or is not applicable), and the Company Certificate so surrendered shall forthwith be canceled.

                          (iii)   Until surrendered as contemplated by this
Section 3.6, each Company Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by the Company Certificate, without any interest thereon.





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

                 (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Company Shareholders as of a date which is six (6) months after the Effective Time of Merger shall be delivered to Parent, upon demand, and any Company Shareholders who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

                 (d) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Company Shareholder for any shares of Company Common Stock or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                 (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of which such deduction and withholding is made by Parent.

         3.7 Stock Transfer Books. At the Effective Time of Merger, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time of Merger, the holders of Company Certificates representing shares outstanding immediately prior to the Effective Time of Merger shall cease to have any rights with respect to the shares of Company Common Stock represented thereby except as otherwise provided in this Agreement or by law.

         3.8 Shareholders' Meeting. If approval by the Company Shareholders is required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                 (a) Duly call, give notice of, convene and hold the Company Special Meeting as soon as reasonably practicable following the consummation of the Offer for the purpose of considering and taking action on this Agreement;

                 (b) Include in the Proxy Statement the recommendation of the Board of Directors that the Company Shareholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, unless the Company reasonably determines in good faith, based on the written advice of outside legal counsel to the Company, that excluding such recommendation is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; and

                 (c) Use its best efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to the Company Shareholders at the earliest practicable time following the consummation of the Offer, and (ii) obtain the necessary approvals of the Merger and this Agreement by the Company Shareholders unless the Company reasonably determines in good faith, based on the advice of outside legal counsel to the Company, that not taking any such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law. Parent agrees that, at the Company Special Meeting, all of the shares of Company Common Stock acquired pursuant to the Offer or otherwise by the Parent, Newco or any other majority-owned subsidiary of Parent will be voted in favor of the Merger and this Agreement.

                 (d) Notwithstanding the foregoing, if, following the completion of the Offer, the Merger may be consummated under the DGCL without a vote of the Company Shareholders by virtue of the fact that Newco shall have acquired at least 90% of the then outstanding shares of Company Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the acquisition of shares of Company Common Stock pursuant to the Offer without the holding of the Company Special Meeting.

         3.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that appraisal rights are available in connection with the Merger pursuant to the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time of Merger and which are held by Company Shareholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted into the right to receive as of the Effective Time of Merger the Merger Consideration without any interest thereon.

         3.10 Rights Agreement; Certificate of Incorporation Provision. The Company has taken and will continue to take all necessary action to ensure that neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause any of the Rights to become subject to an adjustment or exercisable pursuant to the terms of the Rights Agreement, or to cause such Rights to separate from the Company Common Stock. The Company also has taken and will continue to take all necessary action to ensure that Article ELEVENTH.A of the Company's Certificate of Incorporation and Section 203 of the DGCL are inapplicable to this Agreement, the Offer and the Merger. The Company shall provide evidence satisfactory to Parent that it has taken all such actions.

         3.11    Stock Options.

                 (a) From and after the date and time that the Company executes this Agreement, the Company shall not grant any options or other rights to acquire shares of Company Common Stock.

                 (b) As promptly as practicable following the execution of this Agreement by the parties hereto, the Company shall offer to repurchase each outstanding stock option, whether or not such stock option is then exercisable, for a cash purchase price (subject to withholding taxes) equal to the product of (i) the number of shares of Company Common stock under such option and (ii) the excess of the Per Share Amount over the exercise price applicable to such option. Each such offer to repurchase outstanding stock options shall be subject to the prior acceptance for payment by Newco of shares of Company Common Stock in the Offer and shall provide for the payment of the cash purchase price (described above) for such option immediately after the acceptance for payment by Newco of shares of Company Common Stock.

                 (c) The Company shall take such action as is necessary to terminate, as of the Effective Time of Merger, the 1982 Employee Incentive Stock Option Plan, the 1992 Employee Incentive Stock Option Plan, the Directors and Officers Stock Option Plan, the 1996 Employee Stock Purchase and Payroll Savings Plan and all outstanding stock options which, as of the Effective Time of Merger, have not been exercised or repurchased by the Company as provided in
Section 3.11(b).

                 (d) The Company represents and warrants to Parent and Newco that there are no outstanding stock options to acquire shares of Company Common Stock as to which the exercise price per share exceeds the Per Share Amount.


                                   ARTICLE IV
                                OTHER AGREEMENTS

         4.1     Access.

                 (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, legal counsel and other representatives of Parent ("Representatives") full access, during normal business hours, to all of its and the Subsidiaries' properties, personnel, books, contracts, commitments and records. Such access shall also include permitting Parent and its environmental consultants to conduct phase-one environmental assessments at the Real Estate and facilities of the Company and the Subsidiaries and, if deemed appropriate by Parent based on the advice of its environmental consultants, phase-two environmental investigations and other follow-up work on the Real Estate and at such facilities.

                 (b) The Company, Parent and Newco agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that, at the Effective Time of Merger, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

         4.2     Disclosure Schedule.

                 (a) Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company contained in this Agreement but only to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedule.

                 (b) Updates. Prior to the Closing Date, the Company shall update the Disclosure Schedule by written notice to Parent regularly according to such schedule as Parent may reasonably request, to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by Parent, the Company shall meet and discuss with Parent any change in the Disclosure Schedule made by the Company which is, in the reasonable judgment of Parent, materially adverse to the Merger, Parent or the Company. No update of the Disclosure Schedule shall have the effect of curing any prior breach of a representation or warranty made by the Company pursuant to this Agreement.

         4.3 Duties Concerning Representations and Covenants. Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all respects at the Effective Time of Merger with the same force and effect as if such representations and warranties had been made on and as of the Effective Time of Merger; (b) use best efforts to obtain any governmental or third party consents or approvals required by this Agreement, to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or governmental entity relating to the transactions contemplated by this Agreement and to cause all of the conditions precedent set forth in Article VIII of this Agreement to be satisfied; and (c) use best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation, the Offer and the Merger. Each party shall promptly inform the other parties after it becomes aware that any condition precedent set forth in Article VIII hereof or any condition in Annex A hereto will not, or is not reasonably likely to, be satisfied.

         4.4     Deliveries of Information; Consultation.

                 (a) Deliveries. Prior to the Effective Time of Merger, the Company shall furnish promptly to Parent: (i) a copy of each report, schedule and other document filed by it or received by it pursuant to the requirements of federal or state securities laws or any other applicable laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the Company and consolidating financial statements by unit or business segment (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company; and (iv) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

                 (b) Consultation. Prior to the Effective Time of Merger, the Company shall confer and consult with representatives of Parent on a regular and frequent basis to report on operational matters and the general status of ongoing business operations of the Company.

                 (c) Franchises, etc. Prior to the Effective Time of Merger, the Company shall use all reasonable efforts to maintain in effect all Existing Permits. The Company shall notify Parent promptly in the event that it becomes aware of any problem, complaint or proceeding which could result in the termination or non-renewal of any such permit.

         4.5     Acquisition Proposals.

                 (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                          (i)     "Acquisition" shall mean any or all of the
following, other than the Offer and the Merger: (A) a merger, share exchange, consolidation, reorganization, combination or similar transaction involving the Company or any Subsidiary; or (B) a purchase, exchange or tender offer for 20% or more of the outstanding shares of the Company Common Stock or for 20% or more of the outstanding shares of any Subsidiary; or (C) a purchase, lease or other acquisition of all or any significant portion of the assets or any 20% or greater equity interest (or any option, warrant or security convertible into any such 20% or greater equity interest), of the Company or any Subsidiary; or
(D) any other extraordinary transaction involving the Company or any Subsidiary which is voluntarily approved, consented to or undertaken by the Company or any Subsidiary, the consummation of which could reasonably be expected to materially impede, materially interfere with, prevent or materially delay the Offer or the Merger.

                          (ii)    "Acquisition Proposal" shall mean any
inquiry, request for information, expression of interest, indication of a desire to have discussions, or the making of any proposal, by any Person concerning an Acquisition.

                          (iii)   "Special Event" shall mean the occurrence of
any of the following events: (A) the Board of Directors of the Company shall have withdrawn or materially modified or changed its favorable recommendation of the Offer, or shall have approved or recommended any Acquisition Proposal or Acquisition, or any Person unrelated to Parent shall have entered into an agreement with the Company or any Subsidiary with respect to an Acquisition;
(B) on or before December 31, 1998 any Person unrelated to Parent shall have consummated an Acquisition; (C) Parent and Newco shall have terminated the Offer due to the existence, on the date of this Agreement, of the condition set forth in paragraph (b) of Annex A, or due to the existence, after the date of this Agreement, of such condition as a result of one or more events or circumstances arising after the date of this Agreement, if any such event or circumstance (i) was not promptly disclosed to Parent or (ii) was caused by the wilful and deliberate act of the Company which the Company cannot or will not cure; or (D) Parent and Newco shall have terminated this Agreement as provided in Section 9.1(b)(ii) of this Agreement.

                          (iv)    "Superior Proposal" shall mean a written bona
fide, unsolicited Acquisition Proposal by any Person (other than Parent) which the Board of Directors determines in good faith, and in the exercise of reasonable judgment (based on the advice of its independent financial advisers), to be more favorable to the Company and the Company Shareholders than the Offer and the Merger from a financial point of view, which proposal is capable of being consummated without undue delay and has the requisite financing committed to it or, as determined in good faith, and in the exercise of reasonable judgment (based on the advice of its independent financial advisers), is reasonably capable of being financed by such Person.

                 (b) Acquisition Proposals. The Company shall not, and shall cause all of its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial adviser, attorney or accountant retained or engaged by the Company) to not, directly or indirectly: (i) initiate, solicit or encourage any inquiries concerning an Acquisition or an Acquisition Proposal; (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition or an Acquisition Proposal; (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (iv) consummate, agree or commit to consummate any Acquisition or Acquisition Proposal. The Company shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person with respect to any of the foregoing activities. Notwithstanding the foregoing, the Board of Directors of the Company may furnish information about the Company to the Person making a Superior Proposal pursuant to a confidentiality agreement in customary form and participate in discussions and negotiations regarding such Superior Proposal if the Board of Directors of the Company determines in good faith, upon the written advice of outside legal counsel, that the failure to take such action would violate its fiduciary duties to the Company Shareholders under applicable law. In addition, the Company will be permitted to take and disclose to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company shall notify Parent orally and in writing of any Acquisition Proposal, within 24 hours from the receipt thereof, specifying all of the material terms and conditions of such Acquisition Proposal and identifying the Person making such Acquisition Proposal, shall keep Parent informed of the status and all material developments and information regarding the Acquisition Proposal, and shall give Parent five (5) calendar days' prior notice and an opportunity to negotiate with the Company before entering into, executing or agreeing to any Acquisition or Acquisition Proposal.

                 (c) Special Fee. In order to induce Parent to enter into this Agreement and to compensate Parent for the time and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and the losses suffered by Parent from foregone opportunities, upon the occurrence of a Special Event the Company shall pay $5,000,000 to Parent and shall reimburse Parent for all documented out-of-pocket costs, fees and expenses incurred by Parent and Newco in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby; provided, however, that in the case of a Special Event described in Section 4.5(a)(iii)(A) hereof the Company shall pay $1,000,000 to Parent and reimburse Parent for all such documented out-of-pocket costs, fees and expenses and shall further pay to Parent an additional $4,000,000 if a Special Event described in
Section 4.5(a)(iii)(B) thereafter occurs. Any such amount due Parent shall be paid in immediately available funds within three (3) business days following the occurrence of the Special Event. If the Company fails to timely pay the amount (or any portion thereof) due Parent pursuant to this Section 4.5, the unpaid amount (or portion thereof) shall accrue interest at the rate of ten percent (10%) per annum until paid.

         4.6 Legal Conditions to Merger. Each of the Company and Parent will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Offer and the Merger (including furnishing all information required in connection with approvals of or filings with any governmental entity as described in Sections
8.2 of this Agreement); (b) promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger; and (c) take all reasonable actions necessary to obtain (and cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the Company and Parent in connection with the Offer, the Merger or the taking of any action contemplated thereby or by this Agreement.

         4.7 Public Announcements. The Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, except to the extent required by law or any securities exchange, based on the written advice of counsel, shall not issue any public announcement or statement prior to consultation with the other parties.

         4.8 Indemnification of Company Directors and Officers; Directors and Officers Liability Insurance.

                 (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification substantially as set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time of Merger in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time of Merger were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time of Merger, unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                 (b) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than five years the current policies of directors and officers liability insurance and fiduciary liability insurance maintained by the Company and the Subsidiaries with respect to matters occurring at or prior to the Effective Time of Merger; provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous to the Company's present or former directors or officers or other employees covered by such insurance policies prior to the Effective Time of Merger (the "Indemnified Parties"). Notwithstanding the foregoing, in no case shall Parent or the Surviving Corporation be required to pay an annual premium for such insurance greater than 200% of the last annual premium paid prior to the date hereof. Should payment of the maximum amount of premium provided for in the previous sentence not allow the purchase of an amount of such insurance equal to the amount provided under the current policies, Parent shall purchase the maximum amount of insurance available for 200% of the last annual premium.

         4.9     Company Board.

                 (a) Promptly upon the purchase by Newco of a majority of the outstanding shares of Company Common Stock pursuant to the Offer, either
(i) a majority of the members of the Board of Directors of the Company shall resign and the remaining members of the Board of Directors of the Company shall fill all of the Board positions so vacated with individuals designated by Parent or (ii) the size of the Board of Directors of the Company shall be expanded and the vacant seats filled with individuals designated by Parent so that Parent's designees shall constitute a majority of the members of the Board of Directors of the Company. In any case, at all times thereafter through the Effective Time of Merger a majority of the Board of Directors of the Company shall be individuals designated by Parent.

                 (b) The Company's obligation to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-

1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.9 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent shall supply to the Company and be solely responsible for any information with respect to it and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f- 1.

                 (c) From and after the time, if any, that any of Parent's designees are appointed to the Company's Board of Directors pursuant to this
Section 4.9, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Newco hereunder, or any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof (or their successors designated as set forth below), which action shall be deemed to constitute the action of the full Board of Directors of the Company; provided, however, that in no event may the Company, Parent or Newco amend Section 4.8 hereof;
provided further, however, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company. Notwithstanding the foregoing, until the Effective Time of Merger, the Company shall use reasonable efforts to retain as members of its Board of Directors at least two directors who are directors of the Company as of the date hereof ("Company Designees"); in the event of the resignation of any or all of the Company Designees, the remaining Company Designees (or, if no other Company Designees shall remain on the Board, the last resigning Company Designee) shall have the right to appoint a successor or successors to serve as Company Designees. Parent and Newco shall cause each such appointment to become effective. Nothing in this Section 4.9(c) shall prohibit, or be construed to prohibit, any of Parent's designees to the Company's Board of Directors from voting on any matter described in Section 9.1 hereof.

         4.10 Deferred Compensation Plans. On or prior to the Effective Time of Merger, the Company shall distribute in lump sum payments all amounts in each participant's deferred compensation account in accordance with the Company's Deferred Compensation Plan for Executives and Deferred Compensation Plan for Directors, and shall terminate such plans.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the relevant section of the Disclosure Schedule, the Company hereby represents and warrants to Parent and Newco that:

         5.1 Organization; Business. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. Each of the Company and the Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws (and the articles or certificate of incorporation and bylaws of each of the Subsidiaries). Set forth in the Disclosure Schedule is a list of all Subsidiaries of the Company, the share ownership of such Subsidiaries, their jurisdictions of incorporation and the jurisdictions in which the Company and the Subsidiaries are qualified or otherwise authorized to do business.

         5.2 Capitalization. The entire authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which 5,596,083 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which is issued or outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, 318,525 shares were reserved for issuance upon exercise of outstanding options pursuant to the Company's 1982 Employee Incentive Stock Option Plan and 1992 Employee Incentive Stock Option Plan, 30,216 shares were reserved for issuance upon exercise of outstanding options pursuant to the Company's 1996 Employee Stock Purchase and Payroll Savings Plan and 30,000 shares were reserved for issuance upon exercise of outstanding options pursuant to the Company's Directors and Officers Stock Option Plan. The Disclosure Schedule lists all outstanding options and other rights to acquire shares of the Company's capital stock, which lists include the holder's name, number of shares underlying the options or other rights, the exercise price, grant date and applicable vesting provisions. Except as set forth on the Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries are owned by the Company or a direct wholly-owned Subsidiary of the Company, free and clear of all Liens. Except as set forth on the Disclosure Schedule, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of the Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries.

         5.3 Authorization; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by unanimous vote of the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, if required, the approval and adoption of this Agreement by the Company Shareholders). The Board of Directors has unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company Shareholders and has unanimously determined to recommend that the Company Shareholders approve the Merger and this Agreement. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Company will be, when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

         5.4 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not: (a) conflict with or violate any law or order, writ, injunction or decree applicable to the Company or any Subsidiary or any of their respective assets; (b) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the articles of incorporation or bylaws of any Subsidiary; or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any Contract, except for such violations, breaches or defaults which, in the aggregate, are not be reasonably likely to have a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
(vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not be reasonably likely to, in the aggregate, have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, or (vii) as set forth in the Disclosure Schedule.

         5.5 Title to Assets. Each of the Company and the Subsidiaries owns good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens, except the Existing Liens.

         5.6 Litigation. Except for the Existing Litigation: (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened, against or relating to the Company or any Subsidiary, nor is there any basis known to the Company for any such action; and (b) there are no actions, suits or proceedings pending or, to the knowledge of the Company, proposed or threatened, against the Company or any Subsidiary by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         5.7     Company SEC Reports and Books and Records.

                 (a)      The Company SEC Reports:

                          (i)  Include all reports, registration statements,
definitive proxy statements, prospectuses and amendments thereto filed or required to be filed by the Company with the SEC since March 31, 1994; did not or will not, as the case may be, contain as of their respective dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and otherwise complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the then applicable rules and regulations of the SEC thereunder.

                 (b) The audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         5.8 Absence of Certain Changes. Except as disclosed in the Company SEC Reports or in the Disclosure Schedule, since March 31, 1997:

                 (a) There has not been any change with respect to the Company or any of the Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect;

                 (b) There has not been any damage, destruction or loss (whether or not covered by insurance) to the properties or assets of the Company or any of the Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect;

                 (c) There has not been any transaction or commitment by the Company or any of the Subsidiaries outside the ordinary course of business, except for the transactions contemplated by this Agreement or as set forth in the Disclosure Schedule;

                 (d) The business of the Company and each of the Subsidiaries has been carried on only in the ordinary course and in the manner consistent with past practice;

                 (e) Neither the Company nor any of the Subsidiaries has incurred any material Liens, Indebtedness or liabilities (direct, absolute, contingent or otherwise);

                 (f) There has not been any increase in the compensation (including bonuses) payable or to become payable by the Company or the Subsidiaries to any of their respective officers, or any significant increase in the compensation payable to other employees or agents of the Company or any of the Subsidiaries (other than in the ordinary course of business consistent with past practice) or any adoption or amendment of any bonus, pension, retirement, profit sharing or stock option plan, arrangement or agreement made to or with any of such officers or employees;

                 (g) There has not been any declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company, except as set forth in the Disclosure Schedule; and

                 (h) The Company has not made any change to its or any Subsidiary's accounting practices or methods, and has not made any tax elections.

         5.9 Contingent and Undisclosed Liabilities. Neither the Company nor any Subsidiary has guaranteed or become a surety nor is it otherwise contingently liable for the obligations of any other Person. The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those which: (a) are disclosed in the Company SEC Reports, the Disclosure Schedule or this Agreement; or (b) arose in the ordinary course of business since March 31, 1997 and which have not had or could not reasonably be expected to have a Material Adverse Effect.

         5.10 Existing Contracts. The Existing Contracts are the only Contracts which constitute:

                 (a) A lease of, or agreement to purchase or sell, any capital assets, Real Estate or Buildings, other than agreements in the ordinary course of business which have not had or are not reasonably likely to have a Material Adverse Effect;

                 (b)      Any collective bargaining or union labor contracts;

                 (c) Any Employee Benefit Plan; or any management, consulting, employment, personal service, agency or other contractor contracts providing for employment or rendition of services which: (i) are in writing; or (ii) create other than an at will employment relationship; or (iii) provide for any profit sharing, retirement, severance or termination compensation; or
(iv) provide for any material commission, bonus, incentive, consulting or additional compensation;

                 (d)      Any agreements or notes evidencing any Indebtedness;

                 (e) Any agreement with a material customer or supplier of the Company or any Subsidiary, other than regular invoices, sales confirmations and purchase orders;

                 (f) An agreement for the storage, transportation, treatment or disposal of any Environmental Hazardous Material;

                 (g) A power of attorney (revocable or irrevocable) given to any Person by the Company or any Subsidiary that is in force;

                 (h) An agreement by the Company or any of the Subsidiaries not to engage or compete in any business or in any geographical area;

                 (i) An agreement restricting the right of the Company or any Subsidiary to use or disclose any information in its possession;

                 (j)      A partnership, joint venture or similar arrangement;

                 (k) Any agreement for the sale of substantially all of the stock or assets of any Subsidiary;

                 (l) All licenses, royalty agreements, distributor agreements and manufacturer's or sales representative agreements;

                 (m) All Contracts with any officer, director, employee or shareholder of the Company or any Subsidiary;

                 (n)      Any agreement or arrangement with any Affiliate; or

                 (o) Any other agreement which (i) involves an amount in excess of $100,000; or (ii) any other material contract or commitment which is not in the ordinary course of business of the Company or any Subsidiary or which is not cancelable on 60 days or less notice to the other parties thereto. True and complete copies of the Existing Contracts have been delivered to Parent, and the Company and the Subsidiaries have fully performed each term, covenant and condition of each Existing Contract which is to be performed by it or them at or before the date hereof, except where the failure to perform such Existing Contract would not have a Material Adverse Effect. Each of the Existing Contracts is in full force and effect and constitutes a legal and binding obligation of the Company (and the Subsidiaries, if applicable) and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto.

         5.11 Insurance Policies. All real and personal property owned or leased by the Company or the Subsidiaries has been and is being insured against, and the Company and the Subsidiaries maintain liability insurance against, such insurable risks and in such amounts as are set forth in the Insurance Policies. The Insurance Policies constitute all insurance coverage owned by the Company and the Subsidiaries and are in full force and effect, and neither the Company nor any Subsidiary has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance. Except as described in the Disclosure Schedule, no property damage, personal injury or liability claims have been made, or are pending or threatened, against the Company or any Subsidiary that are not covered by insurance. Within the past three (3) years, no insurance company has canceled any insurance (of any type) maintained by the Company or the Subsidiaries. To the knowledge of the Company, the cost of any insurance currently maintained by the Company or the Subsidiaries will not increase upon renewal other than increases consistent with the general upward trend and the cost of obtaining insurance.

         5.12 No Violation of Law. Except as set forth in the Disclosure Schedule, neither the Company nor any of the Subsidiaries (nor any of the assets of the Company or any of the Subsidiaries) violates or conflicts in any material respect with any law, or any decree, judgment or order.

         5.13 Brokers. Except for fees to Blair pursuant to the agreement set forth in the Disclosure Schedule, the Company has not incurred any brokers', finders', investment banking, advisory or any similar fee in connection with the transactions contemplated by this Agreement.

         5.14 Patents, Trademarks and Like Assets. All trademarks, trade names, registered copyrights and patents and applications therefor owned by or used by the Company or any of the Subsidiaries in its business are listed and briefly described in the Disclosure Schedule. No proceedings have been instituted or are pending or, to the knowledge of the Company proposed or threatened, which challenge the validity or the ownership of such trademarks, trade names, copyrights, patents and applications except as set forth in the Disclosure Schedule. The Company has no knowledge of the use or infringement of any such trademarks, trade names, copyrights, patents and applications by any other Person except as set forth in the Disclosure Schedule. Neither the Company nor any of the Subsidiaries has entered into any patent or trademark license, technology transfer, non-disclosure or non-competition agreement relating to its business except as set forth in the Disclosure Schedule. The Company and the Subsidiaries own (or possess adequate and enforceable license or other rights to use) all trademarks, trade names, copyrights, patents, inventions and processes used in the conduct of their business, and no such use or any other practice with respect to the business of the Company and the Subsidiaries conflicts or has conflicted with the rights of others except as set forth in the Disclosure Schedule. The Company and the Subsidiaries have taken reasonable and necessary steps to protect their rights in all trademarks, trade names, copyrights, patents, inventions and processes used in the conduct of their business and, to the knowledge of the Company, no such rights have been lost or are in jeopardy of being lost through failure to act by the Company or any of the Subsidiaries.

         5.15 Permits. The Permits listed on the Disclosure Schedule constitute all material licenses, permits, approvals, franchises, qualifications, permissions, agreements and other authorizations which the Company and the Subsidiaries currently have and need for the conduct of their respective business. Each such Permit is in full force and effect, the Company and the Subsidiaries are in compliance with all material obligations, restrictions or requirements thereof, and no facts or circumstances exist which are reasonably likely to cause any of such Permits to be terminated, suspended or further qualified or restricted.

         5.16    Employee Benefit Plans.

                 (a) Except for the Existing Plans, neither the Company nor any Subsidiary maintains, or is bound by, any Employee Benefit Plan. Each Existing Plan that is an "employee benefit plan" as defined in ERISA is in compliance in all material respects with ERISA. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code, and there are no facts which would adversely affect the qualified status of any of the Existing Plans. Each Existing Plan has been administered in accordance with its terms and is in material compliance with all applicable laws. Any past Employee Benefit Plan that has been terminated was done so in material compliance with all applicable laws, and there is no basis for further liability or obligation of the Company or any Subsidiary pursuant to any past Employee Benefit Plan. There is no litigation, action or proceeding pending or, to the knowledge of the Company, threatened or proposed, relating to any Employee Benefit Plan.

                 (b) There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Existing Plans, and all material contributions required to be made by the Company or any Subsidiary to any Existing Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Existing Plan for its current plan year. No reportable event, as defined in ERISA, has occurred in connection with the Existing Plans. The Existing Plans have not, nor has any trustee or administrator of the Existing Plans, engaged in any prohibited transaction as defined in ERISA or the Code.

                 (c) Except as set forth on the Disclosure Schedule, neither the Company nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of the Company or the Subsidiaries, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis.

                 (d) Except as set forth on the Disclosure Schedule, neither the Company nor any Subsidiary is required to contribute to any multi-employer plan, as defined in ERISA. Neither the Company nor any of the Subsidiaries has withdrawn from a multi-employer plan in which such withdrawal has resulted or would result in any "withdrawal liability" within the meaning of ERISA that has not been fully paid.

                 (e) Each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time of Merger without liability to the Company or the Subsidiaries.

                 (f) With respect to each Existing Plan, the Company and the Subsidiaries have complied with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 and the proposed regulations thereunder, and the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

                 (g) The Offer, the Merger and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Company or any Subsidiary to severance benefits or any other payment, except as set forth in the Disclosure Schedule, or accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

                 (h) Correct and complete copies of all Existing Plans, together with recent summary plan descriptions, IRS determination letters, Forms 5500 and actuarial reports (if applicable), have been delivered to Parent.

         5.17    Labor Matters.

                 (a) All collective bargaining or other labor union contracts or agreements to which the Company or any of the Subsidiaries is a party are listed in the Disclosure Schedule and correct and complete copies thereof have been delivered to Parent. There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of the Subsidiaries which may interfere with the respective business activities of the Company or the Subsidiaries.

                 (b) There is no pending or threatened charge or complaint against the Company or the Subsidiaries by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authorities. There is no present or former employee of the Company or any Subsidiary who has any material claim against the Company or any Subsidiary (whether under law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the Company SEC Reports.

                 (c) There are no pending and unresolved claims by any Person against the Company or any of the Subsidiaries arising out of any statute, ordinance or regulation relating to discrimination to employees or employee practices or occupational or safety and health standards.

         5.18 Real Estate. The Real Estate: (a) constitutes all real property and improvements leased or owned by the Company or the Subsidiaries;
(b) is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) is used in a manner which is consistent with applicable law; (f) is, and has been since the date of possession thereof by the Company or the Subsidiaries, in the peaceful possession of the Company or the Subsidiaries; and (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings and Real Estate. The Company will deliver to Parent prior to the Effective Time of the Merger correct and complete copies of all title insurance policies or commitments maintained by the Company with respect to the Real Estate.

         5.19 No Pending Acquisitions. Except for this Agreement, the Company is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition.

         5.20    Taxes.

                 (a) The Company and the Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns which were required to be filed. The Company has paid or made adequate provision, in reserves reflected in its financial statements included in the Company SEC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No tax deficiencies have been proposed or assessed against the Company or any of the Subsidiaries, and there is no basis in fact for the assessment of any tax or penalty tax against the Company or any of the Subsidiaries. No issue has been raised in any prior tax audit which, by application of the same or similar principles, could reasonably be expected upon a future tax audit to result in a proposed deficiency for any period.

                 (b) No tax return of the Company or any of the Subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of the Subsidiaries. Each deficiency (if any) resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The income tax returns of the Company and the Subsidiaries have been closed by audit by the Internal Revenue Service or by operation of the applicable statute of limitations for all fiscal years through and including March 31, 1993, and the state income, sales and use or in gross proceeds tax returns of the Company and the Subsidiaries have been closed by audit by the State of Wisconsin or by operation of the applicable statute of limitations for all fiscal years through and including March 31, 1992. Neither the Company nor any of the Subsidiaries has consented to any extension of the statute of limitations with respect to any open tax returns. The Company has not made any elections under Section 341(f) of the Code.

                 (c) There are no tax Liens upon any property or assets of the Company or any of the Subsidiaries except for Liens for current taxes not yet due and payable.

                 (d) Except as set forth on the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes. All elections with respect to taxes affecting the Company or any of the Subsidiaries as of the date hereof are set forth on the Disclosure Schedule.

                 (e) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of the Subsidiaries under any Contract, company stock or option plan, Employee Benefit Plan, program, arrangement or understanding currently in effect.

                 (f) Any amount or any entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transaction contemplated by this Agreement by any employee, officer or director of the Company or any of the Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                 (g) The Company has delivered, or will deliver as soon as practicable after the date of this Agreement, to Parent correct and complete copies of all tax returns and reports of the Company and the Subsidiaries filed for all periods not barred by the applicable statute of limitations.

         5.21 Information Supplied. The Schedule 14D-9 and, if required for the consummation of the Merger under applicable law, the Proxy Statement will comply in all material respects with the applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Parent, Newco or any of their Affiliates in writing for inclusion in the
Schedule 14D-9 or the Proxy Statement or any amendments or supplements thereto. The Schedule 14D-9 will not, at the time it is filed with the SEC and when it is first published or sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Newco in writing for inclusion in the Schedule 14D-9. None of the information supplied or to be supplied by the Company for inclusion in the Offer Documents or the Proxy Statement will, at the respective times such documents are filed with the SEC and are first published or sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.22 Opinion of Financial Adviser. The Company has received the written opinion of Blair, dated the date of this Agreement, to the effect that the consideration to be received by the Company Shareholders in the Offer and the Merger, taken together, is fair to the Company Shareholders from a financial point of view, and a copy of such opinion has been delivered to Parent and shall be filed with the Schedule 14D-9.

         5.23    Takeover Statutes; Certificate of Incorporation Provision.
The Board of Directors of the Company has taken all actions required to render the provisions of Section 203 of the DGCL and Article ELEVENTH.A of the Company's Certificate of Incorporation inapplicable to the transactions contemplated by this Agreement, including the Offer and the Merger. Section
552.05 of the Wisconsin Statutes is not applicable to the Agreement, the Offer or the Merger because the Company is not a target company that meets the requirements of Section 552.05(7) of the Wisconsin Statutes, but the Company is a "target company" within the meaning of Section 552.01(6) of the Wisconsin Statutes.

         5.24 Rights Agreement. The Board of Directors of the Company has amended or otherwise taken action with respect to the Rights Agreement to provide that certificates with respect to the Rights will not be distributed and that the Rights will not become subject to an adjustment, be exercisable or separate from the Company Common Stock as a result of the execution of this Agreement or the commencement or consummation of the Offer or the Merger.

         5.25    Environmental Protection.

                 (a)      As used in this Section 5.25 of this Agreement:

                          (i)     "Environmental Claim" shall mean any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by the Company or any of the Subsidiaries; or
(B) circumstances forming the basis of any violation or alleged violation, of any Environmental law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                          (ii)    "Environmental Laws" shall mean all laws or
policies relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                          (iii)   "Environmental Hazardous Materials" shall
mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs) and radon gas; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

                          (iv)    "Environmental Release" shall mean any
release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or mitigation into the atmosphere, soil, surface water, groundwater or property.

                 (b) Except as set forth in the Disclosure Schedule, each of the Company and the Subsidiaries: (i) to the knowledge of the Company, is in compliance in all material respects with all applicable Environmental laws; and (ii) has not received any communication (written or oral), from a governmental authority, that alleges that the Company or any of the Subsidiaries is not in compliance with applicable Environmental laws.

                 (c) Except as set forth in the Disclosure Schedule, each of the Company and the Subsidiaries has obtained all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for its operations, and all such permits are in good standing and each of the Company and the Subsidiaries is in material compliance with all terms and conditions of the Environmental Permits.

                 (d) Except as set forth in the Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law, or against any real or personal property or operations which the Company or any of the Subsidiaries owns, leases or manages.

                 (e) Except as set forth in the Disclosure Schedule, there have been no Environmental Releases of any Environmental Hazardous Material by the Company or any of the Subsidiaries or, to the Company's knowledge, by any other Person on real property owned, used, leased or operated by the Company or any of the Subsidiaries.

                 (f) No real property at any time owned, operated, used or controlled by the Company or any of the Subsidiaries is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable state list, and neither the Company nor any Subsidiary has received any written notice from any Person under or relating to CERCLA or any comparable state or local law.

                 (g) To the knowledge of the Company, no off-site location at which the Company or any of the Subsidiaries has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither the Company nor any of the Subsidiaries has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local law.

                 (h) The Disclosure Schedule includes an estimate by the Company of future costs to the Company of compliance with, and environmental cleanup and response under, Environmental laws.

         5.26 Certain Transactions. Except as set forth in the Disclosure Schedule, neither the Company nor any of the Subsidiaries is party to any material transaction or agreement with any of its directors, officers, employees or Affiliates (or affiliates thereof). No officer, director, employee of the Company or any Subsidiary nor any of their affiliates, owns or has any significant ownership interest in any corporation or other entity which is in competition with the Company or any Subsidiary or which is engaged in a related or similar business to that of the Company or any Subsidiary.

         5.27 Product Matters. All instances of Product Liability Matters that have occurred and for which notice has been received by the Company or any Subsidiary within the past three (3) years are listed on the Disclosure Schedule, including without limitation any product recall, re-work or post-sale warning or similar action conducted with respect to the Company's products, excluding any Product Liability Matter that did not or will not have a Material Adverse Effect.

         5.28 Representations Complete. None of the representations or warranties made by the Company herein or in the Disclosure Schedule, in any certificate furnished by the Company pursuant to this Agreement or in the Company SEC Reports, when all such documents are read together in their entirety, contains or will contain at the Effective Time of Merger any untrue statement of a material fact, or omits or will omit at the Effective Time of Merger to state any material fact necessary in order to the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

         Parent and Newco hereby represent and warrant to the Company that:

         6.1     Organization.

                 (a) Parent is a corporation duly and validly organized and existing under the laws of the State of Wisconsin. Newco is a corporation duly and validly organized and existing under the laws of the State of Delaware, and is a direct, wholly-owned subsidiary of Parent recently formed for the purpose of engaging in the transactions described in the Agreement and has no operating history.

                 (b) Each of Parent and Newco has full corporate power and authority and all material franchises, permits, licenses, approvals, authorizations, registrations, certificates, grants and orders necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

         6.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Parent and Newco and all of the documents and instruments required by this Agreement to be executed and delivered by Parent and Newco are within the corporate power of Parent and Newco and have been duly authorized by all necessary corporate action by Parent and Newco. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Parent and Newco will be, when executed and delivered by Parent and Newco, the valid and binding obligations of Parent and Newco, enforceable against Parent and Newco in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

         6.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Parent and Newco do not and will not conflict with or violate any law, the Articles of Incorporation or Bylaws of Parent, the Certificate of Incorporation or Bylaws of Newco or any material contract or agreement to which Parent or Newco is a party or by which either of them is bound.

         6.4 Litigation. To the knowledge of Parent, there are no actions, suits or proceedings against Parent or Newco, or both, by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

         6.5 Financing. Parent and Newco have or will have at the time required sufficient funds available to consummate the Offer and the Merger and the other transactions contemplated hereby, including the payment of related fees and expenses.

         6.6 Brokers. Neither Parent nor Newco has incurred any brokers', finders', investment banking, advisory or any similar fee in connection with the transactions contemplated by this Agreement.

         6.7 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Parent and Newco except (i) in connection with the applicable requirements of the HSR Act; (ii) pursuant to the applicable requirements of the Exchange Act; (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement or (vi) where the failure to obtain such consent, approval, permission, or waiver by, or to make such declaration, filing or registration, would not in the aggregate have a Material Adverse Effect on Parent or Newco or materially affect their respective abilities to consummate the transactions contemplated by this Agreement.

         6.8 Offer Documents; Proxy Statement. The Offer Documents will comply in all material respects with applicable federal securities laws, except that no representation is made by Parent or Newco with respect to information supplied by the Company in writing for inclusion in the Offer Documents or any amendments or supplements thereto. None of the information supplied by Parent, Newco or their Affiliates in writing for inclusion in the Proxy Statement or any amendments or supplements thereto will, at the respective times the Proxy Statement or any amendments or supplements thereto are filed with the SEC, at the time the Proxy Statement or any amendments or supplements thereto are mailed to the Company Shareholders, or at the time of the Company Special Meeting or at the Effective Time of Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.9 Representations Complete. None of the representations or warranties made by Parent herein, in any certificate furnished by Parent pursuant to this Agreement or in the Offer Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time of Merger any untrue statement of a material fact, or omits or will omit at the Effective Time of Merger to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE VII
             CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

         Except as otherwise may have been approved and agreed to by Parent, from and after the date of this Agreement and until the Effective Time of Merger, the Company shall, and shall cause each of the Subsidiaries to:

         7.1 Carry on in Regular Course. Diligently carry on its business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

         7.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner.

         7.3 Contracts. Not modify or amend any Existing Contract; not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach or termination of any of the Contracts.

         7.4 Insurance Policies. Use reasonable efforts to maintain all of the Insurance Policies in full force and effect.

         7.5 Employment Matters. Not: (a) except as described in the Disclosure Schedule, grant any increase in the rate of pay of any of its employees, directors or officers; (b) institute or amend any Employee Benefit Plan; or (c) enter into or modify any written employment, severance, bonus, benefit, termination or related arrangement with any Person.

         7.6 Contracts and Commitments. Not enter into any material contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices, and not purchase, lease, sell or dispose of any capital assets, other than within the limits set forth in the Company's Capital Expenditures Plan approved by the Board of Directors of the Company and delivered to Parent as a part of the Disclosure Schedule.

         7.7 Indebtedness. Not, except in the ordinary course of business, create, incur or assume any Indebtedness in excess of $6,000,000, from which $6,000,000 amount the repurchase of stock options (to purchase shares of Company Common Stock) by the Company and the lump sum payments respecting the Company's Deferred Compensation Plans (both of which are provided for in this Agreement) shall be made, or permit the imposition of any Lien.

         7.8 Preservation of Relationships. Use its best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with the Company and/or the Subsidiaries.

         7.9 Compliance with Laws. Comply materially with all applicable laws.

         7.10 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it.

         7.11 Amendments. Not amend its Certificate or Articles of Incorporation or Bylaws.

         7.12 Dividends; Redemptions; Issuance of Stock. Not: (a) issue any additional shares of stock of any class (except for the issuance of shares upon exercise of options outstanding as of the date of this Agreement) or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class; (b) declare or pay any dividend or make any capital or surplus distributions of any nature (including special dividends), except for regularly scheduled quarterly dividends of $.11 made by the Company or dividends by a Subsidiary to the Company; or (c) directly or indirectly redeem, purchase or otherwise acquire, split, combine, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

         7.13 No Dispositions. Not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice.

         7.14 Dissolution; Reorganization. Not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries.

         7.15 Litigation. Not settle or compromise any material claims, litigation or governmental or administrative proceedings.


                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time of Merger of the following conditions:

         8.1 Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its best efforts to have any such decree, ruling, injunction or order vacated.

         8.2     Governmental Approvals.

                 (a) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time of Merger.

                 (b) All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement, including any secondary acquisitions, which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         8.3 The Offer. Newco shall have purchased in accordance with the terms of the Offer all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

         8.4 Approval of Company Shareholders; Certificate of Merger. To the extent required by applicable law, this Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Company Shareholders; provided that Parent, Newco and their respective subsidiaries shall vote all of their shares of Company Common Stock in favor of the Merger.

                                   ARTICLE IX
                           TERMINATION; MISCELLANEOUS

         9.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time of Merger as follows:

                 (a) By mutual written agreement duly authorized by the Boards of Directors of Parent, Newco and the Company;

                 (b) By Parent and Newco if (i) the Board of Directors of the Company shall have withdrawn or materially modified or changed its favorable recommendation of the Offer, the Merger or this Agreement or shall have approved or recommended any Acquisition Proposal or Acquisition; (ii) the Company shall have breached Section 3.10 or 4.5(b) of this Agreement; (iii) on a scheduled expiration date all conditions to Newco's obligation to accept for payment and pay for shares of Company Common Stock pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Newco shall have terminated the Offer without purchasing shares of Company Common Stock pursuant to the Offer, provided that the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer; or (iv) Newco shall have otherwise terminated the Offer in accordance with the terms of this Agreement, including Annex A, without purchasing shares of Company Common Stock pursuant to the Offer;

                 (c) By the Company if (i) the Board of Directors of the Company shall have determined in good faith, upon the written advice of outside legal counsel, that its fiduciary duties require the termination of this Agreement in order to pursue a Superior Proposal; or (ii) Newco shall have (x) failed to commence the Offer within five business days following the date of this Agreement or (y) terminated the Offer without purchasing shares of Company Common Stock pursuant to the Offer;

                 (d) By the Company if either Parent or Newco shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach is incapable of being cured or shall not have been cured within 30 days after the giving of written notice to Parent and Newco;

                 (e) By Parent (including Newco) if the Company shall have breached or failed to perform any of its obligations, covenants or agreements set forth in this Agreement (other than a breach by the Company of Section 3.10 or 4.5(b) hereof, in which case Parent and Newco shall have the right to terminate this Agreement as provided in Section 9.1(b)(ii) above), or if the Company shall have breached any of its representations or warranties set forth in this Agreement (disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect), and all such breaches and failures to perform, taken in the aggregate, shall have or shall be reasonably likely to have a Material Adverse Effect; or

                 (f) By either Parent (including Newco) or the Company (i) if Newco shall not have purchased shares of Company Common Stock pursuant to the Offer on or before February 28, 1998 (provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party whose action or failure to act has been the cause of or resulted in such failure to purchase); or (ii) if any court of competent jurisdiction or any other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

         9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the others, provided that: (a) the obligations of Parent and Newco contained in Sections 4.1(b), 4.7, 9.2 and 9.5 of this Agreement shall survive any such termination; (b) the obligations of the Company contained in Sections 4.5(c), 4.7, 9.2 and 9.5 of this Agreement shall survive any such termination; and (c) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by law.

         9.3 Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall terminate and be of no further force and effect beyond the Effective Time of Merger. This Section 9.3 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time of Merger or the purchase of shares of Company Common Stock by Newco pursuant to the Offer.

         9.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the terms of this Agreement by the Company Shareholders (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.5 Expenses. Except as provided in Section 4.5(c) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer and the Merger are consummated.

         9.6 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin without regard to applicable conflicts of law, except to the extent the DGCL shall be held to govern the terms of the Merger.

         9.7 Assignment. Prior to the Effective Time of Merger, this Agreement shall not be assigned by the Company.

         9.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

         If to Parent or Newco:            Applied Power Inc.
                                           Attention:  Richard G. Sim
                                           13000 West Silver Spring Drive
                                           Butler, WI  53007-1093
                                           Fax No.:  414-783-9790

         with a copy to:                   Quarles & Brady
                                           Attention:  Anthony W. Asmuth III
                                           411 East Wisconsin Avenue
                                           Milwaukee, WI  53202
                                           Fax No.:  414-271-3552

         If to the Company:                Versa Technologies, Inc.
                                           Attention: James E. Mohrhauser
                                           9301 Washington Avenue
                                           Racine, WI  53406-5012
                                           Fax No.:  414-886-4614

         with a copy to:                   Schiff Hardin & Waite
                                           Attention:  Lawrence Block
                                           7200 Sears Tower
                                           Chicago, IL  60606
                                           Fax No.:  312-258-5600

         9.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         9.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         9.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         9.12 Specific Performance. The parties agree that the assets and business of the Company as a going concern constitute unique property. There is no adequate remedy at law for the damage which any party might sustain for failure of the other parties to consummate the Offer and the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Offer and the Merger pursuant to this Agreement.

         9.13 No Reliance. Except for the parties to this Agreement and any permitted assignees, no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement, and the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         9.14 Disclosure Schedule. If a document or matter is disclosed in the Disclosure Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference. All capitalized terms used in the Disclosure Schedule shall have the definitions specified in this Agreement.


              [the remainder of this page is intentionally blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.


                                    APPLIED POWER INC.


                                     By:  /s/ Richard G. Sim
                                        -----------------------------------
                                        President and Chief
                                        Executive Officer


                                    TVPA CORP.


                                    By:  /s/ Richard G. Sim
                                        -----------------------------------
                                        President


                                    VERSA TECHNOLOGIES, INC.


                                    By:  /s/ James E. Mohrhauser
                                        -----------------------------------
                                        Chairman and Chief Executive
                                        Officer

                                    ANNEX A


         CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Agreement and provided that Newco shall not be obligated to accept for payment any shares of Company Common Stock until (i) expiration of all applicable waiting periods under the HSR Act and (ii) the Minimum Condition shall have been satisfied, Newco shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Newco's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered pursuant to the Offer, or may, subject to the terms of the Agreement, terminate or amend the Offer if at any time on or after the date of the Agreement, and before the time of payment for any of such shares, any of the following conditions exists:

                 (a) There shall have occurred and be continuing as of the then scheduled expiration date of the Offer (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency or commission, domestic or foreign ("Governmental Entity"), on the extension of credit by banks or other lending institutions in the United States, (v) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                 (b) The Company shall have breached or failed to perform any of its obligations, covenants or agreements under the Agreement, or any representation or warranty of the Company as set forth in the Agreement (disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect) shall not have been true and correct as of the date of the Agreement and as of the then scheduled expiration date of the Offer as though made on and as of the then scheduled expiration date of the Offer, provided that all such breaches, failures to perform and untrue representations or warranties, taken in the aggregate, shall have or shall be reasonably likely to have a Material Adverse Effect;

                 (c) Any court or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which
(i) restricts (other than restrictions which in the aggregate do not have a Material Adverse Effect on Parent, Newco or the Company or which do not materially restrict the ability of Parent and Newco to consummate the Offer and the Merger as originally contemplated by Parent and Newco), prevents or prohibits consummation of the Offer or the Merger, (ii) prohibits or limits (other than limits which in the aggregate do not have a Material Adverse Effect on Parent, Newco or the Company or which do not materially limit the ability of Parent to own and operate all of the business and assets of Parent and the Company after the consummation of the transactions contemplated by the Offer and the Agreement) the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and the Subsidiaries taken as a whole, or as a result of the Offer or Merger compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of their respective business or assets, (iii) imposes limitations on the ability of Parent or any subsidiary of Parent to exercise effectively full rights of ownership of any shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired by Newco pursuant to the Offer or otherwise on all matters properly presented to the Company Shareholders including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby, (iv) requires divestiture by Parent or any Affiliate of Parent of any shares of Company Common Stock, or (v) otherwise materially adversely affects the financial condition, business or results of operations of the Company and the Subsidiaries taken as a whole;

                 (d) All consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Newco with or from any governmental entity in connection with the execution and delivery of the Agreement, the Offer and the consummation of the transactions contemplated by this Agreement shall not have been made or obtained as of the then scheduled expiration date of the Offer (other than the failure to receive any consent, registration, approval, permit or authorization or to make any notice, report or other filing that, in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent, Newco or the Company, or would not prevent the consummation of the Offer or the Merger);

                 (e) There shall have occurred any one or more changes or developments in the financial condition, properties, business or results of operations of the Company or any of the Subsidiaries which, in the aggregate, has or is reasonably likely to have a Material Adverse Effect;

                 (f) The Board of Directors of the Company (or any committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Newco its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any other Acquisition Proposal, or the Company shall have entered into any agreement with respect to an Acquisition, or the Board of Directors of the Company (or any committee thereof) shall have resolved to take any of the foregoing actions; or

                 (g) The Agreement shall have been terminated by the Company, or by Parent or Newco, in accordance with its terms, or Parent or Newco shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the shares of Company Common Stock;

which, in the reasonable judgment of Parent and Newco, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Newco) giving rise to any such conditions, make it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

         The foregoing conditions are for the sole benefit of Parent and Newco and may be asserted by Parent or Newco regardless of the circumstances (including any action or inaction by Parent or Newco) giving rise to such condition or may be waived by Parent or Newco, in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or Newco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.